From: Wesley J. Paul (PLG-NY)
Sent: Wednesday, March 11, 2015 3:24 PM
To: HFSCHLUETER@hotmail.com
Subject: BKKN: Audit Committee Matters

Mr. Schlueter,

I am corporate and outside general counsel to Bakken Resources, Inc. (“BKKN”). I believe you represent Ed Nichols in his capacity of Chair of BKKN’s audit committee (the “Committee”).

Please note the correspondences and the affidavit of Dan Anderson attached to this email.

Following consideration of these attached materials, the uninterested members of BKKN’s board of directors met today informally to discuss the implications of such materials on any audit committee investigation. Such directors have concluded that the Committee’s actions with respect to any current investigation relating to BKKN may be self-interested and contrary to the Committee’s obligations to the Board and to BKKN. Pursuant to NRS § 78.138(2)(c), the Board is not permitted to rely upon “information, opinions, reports, books of accounts or statements” of a board “committee . . . if the director or officer has knowledge concerning the matter in question that would cause reliance thereon to be unwarranted.” Thus, the uninterested directors of BKKN’s Board believe that they currently have knowledge of circumstances that would cause their reliance on any report produced by the Committee to be unwarranted.

Under NRS § 78.125(1)-(3) and § 4.1 of BKKN’s bylaws, the Board is prepared to meet formally to remove Mr. Nichols from his position with the Committee. If Mr. Nichols is willing to provide his resignation from the Committee by 5pm ET tomorrow (March 12, 2015), then BKKN will not call a Board meeting for the purpose of considering Mr. Nichols’ removal from the Committee.

Matters that the Committee is currently investigating will be taken over by special outside independent counsel. I appreciate in advance any assistance you can give with respect to this transition. I am happy to provide you with the name and contact information of the persons who will be handling the investigation.

Please let me know of Mr. Nichols’ decision as soon as you are able. We will plan to convene a board meeting if I have not heard back from you prior to 5pm ET tomorrow indicating Mr. Nichols’ resignation from the Committee.

Kind regards,

- Wes Paul

Wesley J. Paul, Esq.
Paul Law Group, LLP
902 Broadway, 6th Floor
New York, NY 10010
Tel: (646) 202-2532 (direct)
eFax: (646) 514-6829

In accordance with IRS Circular 230, any U.S. federal tax advice contained in this communication and its attachments is not intended or written to be used, and cannot be used, for the purpose of (1) avoiding penalties under the Internal Revenue Code or (2) promoting, marketing or recommending to another party any matters addressed herein.

The information contained in this transmission may contain privileged and confidential information. This transmission and its contents are intended only for view of the intended recipient(s). If you are not the intended recipient, you are hereby notified that any review, dissemination, distribution or duplication of this communication is strictly prohibited. If you are not the intended recipient, please contact the sender by reply email and destroy all copies of the original message. To reply to our email administrator directly, please send an email to info@paullawgrp.com.

AFFIDAVIT OF DAN ANDERSON

STATE OF MONTANA)
) ss.:
COUNTY OF LEWIS AND CLARK)

The undersigned, being duly sworn, deposes and says:

1. I am Dan Anderson, a resident of the State of Montana.
2. I am currently the Chief Financial Officer of Bakken Resources, Inc. ("BRI").
3. BRI formed an audit committee in December 2014.
4. Ed Nichols is currently a member of BRI's Board of Directors and chair and sole member of BRI's audit committee.
5. On more than one occasion, starting in January 2015, Mr. Nichols made statements to me that it was his intention to propose a merger or substantially similar transaction between T-Rex Oil, Inc. ("T-Rex") and BRI to BRI's Board of Directors.
6. Mr. Nichols and Mr. Don Walford indicated that they plan to remove Val Homs as BRI's CEO before making a merger proposal to the BRI Board of Directors.
7. Mr. Nichols is currently in-house counsel to T-Rex.
8. Mr. Nichols is currently conducting an investigating into certain events relating to BRI.
9. Mr. Nichols has indicated to me that he has used Mr. Walford as his principal investigator during such investigation.
10. Mr. Walford is currently the CEO of T-Rex.
11. Mr. Walford has indicated to me that he has had recent conversations with Allan Holms and Jay Edington.
12. On March 10, 2015, I received an email from Jay Edington (a true and correct copy of which is attached hereto).

Dan Anderson

Sworn to before me on this
11th day of March, 2015

Notary Public

BYRON BELEY
NOTARY PUBLIC for the
State of Montana
Residing at Helena, Montana
My Commission Expires
August 29, 2015

SEAL

From: Jay Edington [mailto:josephedington@gmail.com]
Sent: Tuesday, March 10, 2015 9:50 AM
To: dan@bakkenresourcesinc.com
Subject: Confidential Communication

Dear Mr. Anderson,

I would like to take this opportunity to introduce myself to you via email. My name is Joseph Edington (“Jay”) and I am certain you are fully aware of my role in Bakken in late 2010 and early 2011. I am also quite certain that there have been plenty toxic comments about me from Messers Holms and Paul. Before I address the purpose of this communication, I want to sincerely thank you on a personal basis for injecting some integrity into the company and being proactive to ascertain all the problems.

Yesterday, I spent an hour on the phone speaking with Donald Walford about the current condition of Bakken Resources. As it turns out, Donald owned a brokerage firm in Denver many years ago and did an underwriting for a company that I funded and took public by the name of Luther Medical Corp. The company was a great success and eventually purchased by a division of Johnson & Johnson. Per that conversation, it appears that the conversion, fraud and embezzlement is even far more extensive than I ever envisioned, but I am not at all surprised. That is to say nothing related false filings with the SEC, related party transactions, breach of fiduciary responsibilities, corporate opportunity and the list of wrong doings goes on and on. That being stated, my primary objective is to try to make it right for the people that invested money in good faith back in 2010 and early 2011.

I have had extensive discussions with Allan Holms regarding his legal situation, as well as Manuel Graiwer who is responsible for the Derivative Action. As it turns out, the forensic work that was done by yourself and Donald Walford have for all practical purposes proved the claims in the derivative action. In addition to these two group, there is the Edington group who have been subject to substantial perjury by Val in superior court in Reno. It is the opinion of all three groups that it is possible to reboot Bakken and there are many formulas to accomplish that objective. The one unknown in this entire situation is the position of Val Holms. I perceive that he is going to be required to make some very critical life decisions in the next week and that will determine his fate for the future. That being stated and understanding that you are the only untainted person in the company and almost acting in the capacity of a trustee at this moment in time, I recommend that sooner than later, there be a meeting organized to attempt to undertake a settlement of all the outstanding legal issues (general clean up). This can be accomplished by a board action and Val Holm’s cooperation is not required. As a spokesperson for the current board, I think you are the one to arbitrate and try to get Bakken in a position to go forward. Perhaps it would be appropriate to call a general meeting between the parties and their legal representatives and seek a global settlement that gets the focus back on the original purpose of the company. I think you will find that Allan Holms, Manual Graiwer and myself are well grounded and reasonable people to work with for a common ground. We are all older and want to get on with our lives and not continue to wallow in this legal morass and negative events. It is my personal opinion that if you, as the quarterback, call a meeting to explore a blueprint that makes sense, people will work hard to come to a reasonable conclusion and support you in the reorganizational process. Again, a sincere thanks for your efforts to clean up what could have been a great company and one that could have been a great success story. Sincerely, Jay Edington 509-868-1710